The Mexico Fund, Inc.

Monthly Summary Report
January 2011

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

January 31, 2011

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$413.41	$424.44	$340.59
NAV per share	$30.86	$31.68	$24.32
Closing price NYSE2	$27.99	$28.27	$21.75
% Premium (Discount)	(9.30%)	(10.75%)	(10.57%)
Shares traded per month2 (composite figures)	456,872	416,384	857,719
Outstanding shares3	13,398,345	13,399,745	14,005,552
Shares on Short Interest Position2	19,704	7,340	12,798
Note: Past performance is no guarantee of future results

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	-0.99%	6.41%	23.08%	40.84%
NAV per share	-2.59%	6.86%	20.13%	38.87%
Bolsa Index	-2.34%	5.89%	19.41%	31.45%
MSCI Mexico Index	-2.47%	-2.43%	19.32%	32.19%

	2 Years	3 Years	5 Years	10 Years

Market price	148.34%	14.73%	55.57%	347.54%
NAV per share	140.49%	7.98%	61.30%	350.94%
Bolsa Index	123.14%	14.71%	68.51%	354.28%
MSCI Mexico Index	114.47%	6.77%	47.62%	274.03%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	36,982.24	38,550.79	30,391.60
Daily avg. of million shares traded	232.6	213.4	294.9
Valuation Ratios6: P/E	21.36	21.69	25.29
P/BV	3.01	3.05	2.29
EV/EBITDA	9.58	9.70	8.43
Market capitalization (billion US$)	$509.65	$514.61	$371.96

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	4.14%	4.30%	4.49%
Six months	4.55%	4.68%	4.83%
One year	4.76%	4.85%	4.98%
Long-term Bonds
Three years	5.89%	5.44%	6.27%
Five years	6.27%	6.11%	7.37%
Ten years	N.A.	7.16%	N.A.
20 years	N.A.	7.74%	8.41%
30 years	8.18%	7.84%	N.A.
Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.1219	Ps. 12.3400	Ps. 13.0950

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.50%	4.40%	4.40%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During January 2011, the Fund repurchased 1,400 shares in the open market at an average price of $28.65 and at an average discount of 9.3%.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

IV.  ECONOMIC COMMENTS.

According to results of the monthly poll conducted during January 2011 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) grew 5.20% during 2010 and will grow 3.90% and 3.99% during 2011 and 2012, respectively. The inflation rate is estimated by analysts to be 3.91% for 2011 and 3.86% for 2012. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 12.32 and at Ps. 12.53 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.62% and 5.64% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of January 31, 2010 (Unaudited)

Shares Held			Percent of
	COMMON STOCK - 97.29%	Value	Net Assets
	Airports
800,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$4,155,080	1.01%
2,000,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	3,763,436	0.91
		7,918,516	1.92
	Beverages
2,985,100	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	15,851,549	3.84
700,000	Grupo Modelo, S.A.B. de C.V. Series C	4,317,722	1.04
		20,169,271	4.88
	Building Materials
20,085,000	Cemex, S.A.B. de C.V. Series CPO	18,988,286	4.59
	Chemical Products
4,140,000	Mexichem, S.A.B. de C.V.	14,791,691	3.58
	Commercial Banks
3,512,000	Banco Compartamos, S.A.B. Institución de Banca Múltiple.	7,075,049	1.71
	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	7,597,819	1.84
3,160,000	OHL México, S.A.B. de C.V.	6,165,205	1.49
		13,763,024	3.33
	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	12,161,625	2.94
	Financial Groups
2,920,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	13,003,044	3.15
	Food
1,800,000	Grupo Bimbo, S.A.B. de C.V. Series A	15,209,992	3.68
	Health Care
4,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	10,137,025	2.45
	Holding Companies
2,050,000	Alfa, S.A.B. de C.V. Series A	22,343,527	5.40
	Media
6,325,000	Grupo Televisa, S.A.B. Series CPO	30,492,992	7.38
	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	39,102,781	9.46
400,000	Industrias Peñoles, S.A.B. de C.V.	13,270,857	3.21
		52,373,638	12.67

Shares Held			Percent of
	COMMON STOCK	Value	Net Assets
	Retail
140,000	First Cash Financial Services, Inc.	4,618,583	1.12
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	6,183,849	1.50
1,671,000	Grupo Famsa, S.A.B. de C.V. Series A	2,985,824	0.72
1,347,000	Organización Soriana, S.A.B. de C.V. Series B	4,234,829	1.02
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,225,963	2.72
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	35,529,579	8.59
		64,778,627	15.67
	Steel
905,100	Industrias CH, S.A.B. de C.V. Series B	3,572,046	0.87
	Stock Exchange
6,000,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	12,705,929	3.07
	Telecommunications Services
27,690,000	América Móvil, S.A.B. de C.V. Series L	78,922,405	19.09
90,000	NII Holdings, Inc.	3,778,220	0.91
		82,700,625	20.00
	Total Common Stock	$402,184,907	97.29%

Securities	SHORT-TERM SECURITIES – 4.34%
Principal Amount
	Repurchase Agreements
$10,784,735	BBVA Bancomer, S.A., 4.30%, dated 01/31/11, due 02/01/11 repurchase price $10,786,023 collateralized by Bonos del Gobierno Federal.	$10,784,735	2.61%
	Time Deposits
	Comerica Bank, 0.16%, dated 01/31/11, due 02/0/11	7,167,335	1.73
	Total Short-Term Securities	17,952,070	4.34
	Total Investments	420,136,977	101.63
	Liabilities in Excess of Other Assets	(6,729,921)	(1.63)
	Net Assets Equivalent to $30.86 per share on 13,398,345 shares of capital stock outstanding	$413,407,056	100.00%

VII.  The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)